Exhibit (j) under Form N-1A
                                            Exhibit (23) under Item 601/Reg. S-K




 Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the use in this Post-Effective Amendment No. 38 to Registration Statement No. 33-43472 on Form N-1A of our reports dated January 21, 2005, relating to the financial statements of Federated Fixed Income Securities, Inc. (comprised of the following funds: Federated Limited Term Municipal Fund, and Federated Strategic Income Fund) for the year ended November 30, 2004, and to the references made to our firm under the caption "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 26, 2005